Exhibit 5.3

January 29, 2016

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

Re:	Mohegan Tribal Gaming Authority Registration Statement on Form S-4 filed on January 29, 2016 and the related Exchange Offer

Ladies and Gentlemen:

We have acted as counsel for the Mohegan Tribal Gaming Authority (the “Authority”), The Mohegan Tribe of Indians of Connecticut (the “Tribe”) and the entities listed on Exhibit A to this opinion (the “Guarantors”) in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), on January 29, 2016, of the proposed offer by the Authority to exchange (the “Exchange Offer”) up to $85,000,000 of its outstanding unregistered 9.75% Senior Notes due 2021 (the “Outstanding Notes”) and the related guarantees (the “Outstanding Guarantees”) for (i) a like principal amount of its 9.75% Senior Notes due 2021 (the “Exchange Notes”) and (ii) guarantees of the Guarantors (the “Exchange Guarantees”) pursuant to an indenture (the “Indenture”), dated as of August 15, 2013, between the Authority, the Tribe, the Guarantors and U.S. Bank National Association, as Trustee, in each case whose sale will be registered under the Act. The Exchange Notes will be unconditionally guaranteed as to the payment of principal and interest by the Guarantors.

The Authority is proposing the Exchange Offer in accordance with the terms of a Registration Rights Agreement with respect to the Outstanding Notes by and among the Authority, the Registrant Guarantors and Merrill Lynch, Pierce, Fenner & Smith Inc. and RBS Securities Inc., as representative of the initial purchasers referenced therein (the “Representatives”), dated as of August 11, 2015. The Exchange Notes, Exchange Guarantees and the Indenture are collectively called the “Agreements”.

As to various questions of fact material to our opinion, we have relied, without independent investigation, upon the representations made in the Agreements, and in certificates of the Tribe, the Authority and the Mohegan Entities. We have also examined such certificates of public officials, corporate and/or tribal documents and records and other certificates, and have made such investigation of law, as we deemed necessary in order to give our opinions hereinafter set forth. We have assumed, without independent verification, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. We have also assumed, without independent investigation, that all documents examined by us have been duly and validly authorized, executed and delivered by, and are legal, valid and binding on and enforceable against, each of the parties thereto other than the Tribe, the Authority and the Mohegan Entities.

Mohegan Tribal Gaming Authority

January 29, 2016

The law covered by the opinions expressed herein is limited to the laws of the State of Connecticut (except any applicable securities laws), the State of Connecticut - Mohegan Tribe Gaming Compact dated May 17, 1994, approved December 5, 1994 (the “Mohegan Compact”) and the law of the Tribe. We express no opinion herein with respect to any other laws and, in particular, we express no opinion as to applicable federal laws (including, without limitation, federal securities laws and federal Indian laws, except with respect to the opinion expressed in Paragraphs 2 and 12 hereof). Insofar as our opinion relates to the authority of the Governor of Connecticut to execute the Mohegan Compact, we have relied upon the opinion of the Attorney General of Connecticut dated May 18, 1994. Insofar as our opinion relates to the power and authority of the Authority to conduct casino gaming and related businesses located outside of the State of Connecticut, we have relied upon the opinion of the General Counsel of the Tribe dated August 3, 2004.

To the extent necessary to render our opinion under tribal law, our opinion assumes that the Agreements are valid and enforceable under New York law.

Based upon the foregoing, and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that:

1. The Authority has been duly established and is validly existing as an instrumentality of the Tribe. The Mohegan Tribal Gaming Authority Management Board (the “Management Board”) is the governing body of the Authority, with full power to bind The Authority and to cause the Authority to enter into the Agreements.

2. The Tribe is a federally recognized Indian tribe, with authority to enter into and perform its obligations under the Agreements. The Constitution of the Tribe, approved on August 21, 1994, amended and restated and approved on April 12, 1996, and as last amended on February 23, 2014 (as so amended, the “Constitution”), was validly adopted by the Tribe, is effective according to its terms and is the law of the Tribe.

3. Each of the Tribal Parties has all requisite power and authority to conduct its business and to own or lease, as applicable, its property and offer the Exchange Notes, and each of the Tribal Entities has all requisite power and authority to execute, deliver and perform its obligations under each of the Agreements.

4. The Mohegan Tribal Council (the “Tribal Council”) is the governing body of the Tribe, with full power to bind the Tribe and to cause the Tribe to enter into the Agreements. The

Mohegan Tribal Gaming Authority

January 29, 2016

Tribal Council and other officers of the Tribe and the Management Board and other officers of the Authority that have approved, authorized the execution of, and executed the Agreements are the duly elected or appointed officers of the applicable Tribal Parties, and possess full authority to execute the Agreements and to bind the Tribe and the Authority thereto, as applicable.

5. The designation by the Tribal Parties of the laws of the State of New York as the governing law with respect to each of the Agreements to which they are a party is in compliance in all material respects with the law of the Tribe.

6. The limited waiver of sovereign immunity from unconsented suit, arbitration or other proceeding by the Authority and the Tribe contained in the each of the Agreements is in compliance in all material respects with the law of the Tribe, including, without limitation, Tribal Code, Ch.1, Art. 1, Division 1, Subdivision C, Section 1-6, is irrevocable and constitutes a valid, binding and enforceable obligation of each of The Authority, the Tribe and the other Tribal Parties, to the extent party to such documents, in connection with the Agreements. The consents to the jurisdiction of courts or arbitration forums by each of the Authority, the Tribe and the other Tribal Parties, to the extent party to such documents, in the Agreements are in compliance in all material respects with the law of the Tribe, are irrevocable and constitute valid, binding and enforceable obligations of each of the Authority, the Tribe and the other Tribal Parties, to the extent party to such documents, in connection with the Agreements, provided that we express no opinion as to whether a case would proceed in such courts or forums or would be required to proceed in the courts of the Tribe in contravention of the Authority’s and the Tribe’s express and irrevocable waiver of any such exhaustion, abstention, comity or other deference to such tribal proceedings.

7. Each Mohegan Entity is a validly existing limited liability company under the law of the Tribe, duly organized and in good standing, and is wholly owned by the Authority.

8. Each of the Mohegan Entities has all requisite limited liability company power and authority to execute, deliver and perform its obligations under the Agreements to which it is a party. The Authority, as the sole member of each Mohegan Entity, possesses the full authority to execute the Agreements and to bind each Mohegan Entity. The officers of each Mohegan Entity that have approved, authorized the execution of, and executed the Agreements on behalf of each Mohegan Entity are the duly appointed officers of each Mohegan Entity and possess full authority to execute the Agreements, and to bind each Mohegan Entity.

9. The Indenture has been duly and validly authorized, executed and delivered by all necessary action of each Tribal Party party thereto. The Exchange Notes and Guarantees have each been duly and validly authorized, by all necessary action of each Tribal Party party thereto. When the Exchange Notes and Guarantees have been duly executed and delivered, the Agreements will be the legally valid and binding agreement of each of the Tribal Parties, enforceable in accordance with its terms.

Mohegan Tribal Gaming Authority

January 29, 2016

For purposes of this opinion, the following definitions will apply: (i) the “Gaming Authority Ordinance” means Mohegan Ordinance No. 95-2 (formerly known as Mohegan Ordinance No. 95-7/15-1), “An Ordinance Establishing the Mohegan Tribal Gaming Authority”; (ii) “Tribal Parties” means The Authority and the Tribe and each of the Mohegan Entities; (iii) “Mohegan Entities” means Mohegan Basketball Club, LLC, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC and Mohegan Ventures Wisconsin, LLC; and (iv) “law of the Tribe” means all law of the Tribe, whether written or unwritten, applicable in any way to the Agreements and the transactions contemplated thereby.

The opinion expressed in Paragraph 9 is subject to the following limitations and exceptions:

A. The effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect affecting the rights of creditors generally, including, without limitation, court decisions, and general equity principles.

B. We express no opinion as to whether a court would grant specific performance or any other equitable remedy with respect to enforcement of any provision of the Agreements.

C. We have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or contemplated by the Agreements and with respect to questions of fact, and for the purposes of the opinions expressed herein, we assume that none of such information contains any untrue statement of a material fact or omits any material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading.

D. We have assumed the due authorization, execution and delivery by each party to the Agreements other than the Tribe, the Authority and the Mohegan Entities, that each person executing for such party is duly authorized and competent to do so, and the each signature of each party other than the Tribe, the Authority and the Mohegan Entities is genuine.

The opinions expressed herein are made as of the date hereof, and we disclaim any duty or obligation to advise you (or any other party) with respect to any matters discovered or brought to our attention after the date hereof.

We understand that the firm of Wachtell, Lipton, Rosen & Katz wishes to rely as to certain matters of laws of the State of Connecticut, the Mohegan Compact and the law of the Tribe on the opinions expressed herein in connection with the delivery of its opinion to you dated

Mohegan Tribal Gaming Authority

January 29, 2016

on or about the date hereof concerning the transactions contemplated hereby, and we hereby consent to such reliance. In addition, the undersigned has consented to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the commission thereunder.

Very truly yours,

/s/ Rome McGuigan, P.C.

EXHIBIT A

Mohegan Basketball Club LLC

Mohegan Commercial Ventures PA, LLC

Downs Racing, L.P.

Backside, L.P.

Mill Creek Land, L.P.

Northeast Concessions, L.P.

Mohegan Ventures-Northwest, LLC

Mohegan Golf, LLC

Mohegan Ventures Wisconsin, LLC

Wisconsin Tribal Gaming, LLC

MTGA Gaming, LLC